Exhibit 99.1

MariaDB Receives NYSE Continued Listing Standards Notice

REDWOOD CITY, Calif. and DUBLIN – June 30, 2023 – MariaDB plc (NYSE: MRDB) today announced that it was notified on June 28, 2023 by the New York Stock Exchange (“NYSE”) that the company is not in compliance with Section 802.01C of the NYSE Listed Company Manual because the average closing price of the company's ordinary shares was less than $1.00 per share over a consecutive 30 trading-day period. The notice does not result in the immediate delisting of MariaDB’s ordinary shares from the NYSE.

The company intends to notify the NYSE of its intent to regain compliance with the applicable NYSE continued listing standards. The company can regain compliance at any time within a six-month cure period following its receipt of the NYSE notice if, on the last trading day of any calendar month during the cure period, MariaDB’s ordinary shares have a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of the applicable calendar month.

MariaDB’s ordinary shares will continue to be listed and will continue to trade on the NYSE during the cure period, subject to the company’s compliance with other NYSE continued listing standards.

About MariaDB

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions and have been downloaded over one billion times. Deployed in minutes and maintained with ease, leveraging cloud automation, our database products are engineered to support any workload, any cloud and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer, Samsung, SelectQuote and SpendHQ, MariaDB’s software is the backbone of critical services that people rely on every day. Learn more at mariadb.com.

Contacts

Investors:

ir@mariadb.com

Media:

pr@mariadb.com